SEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS SEVENTH AMENDMENT (the "Amendment"), dated Nov 10, 2015, is entered into by and between **EMCORE CORPORATION**, a New Jersey corporation ("Company"), and **WELLS FARGO BANK, NATIONAL ASSOCIATION** ("Wells Fargo").

RECITALS

Emcore and Wells Fargo are parties to a Credit and Security Agreement dated November 11, 2010 (as amended from time to time, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Amendments. The Credit Agreement is hereby amended as follows:

(a) Section 1.1(b) of the Credit Agreement is hereby deleted and replaced as follows:

> (b) Maturity and Termination Dates. Company may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of: (i) November 11, 2018 (the "Maturity Date"), (ii) the date Company terminates the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit following an Event of Default. (The earliest of these dates is the "Termination Date.")

(b) Section 1.7(a) of the Credit Agreement is hereby deleted and replaced as follows:

> (a) Interest Rates Applicable to Line of Credit. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:
>
> Floating Rate Pricing
>
> The "Floating Rate" for Line of Credit Advances = an interest rate equal to the sum of Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes, plus 2.50%.

(c) Section 1.8(f) of the Credit Agreement is hereby deleted and replaced as follows:

> (f) Line of Credit Termination and/or Reduction Fees. If (i) Wells Fargo terminates the Line of Credit during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company and Wells Fargo agree to reduce the Maximum Line Amount, then

Company shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) in the amount of one percent (1.0%) if the termination or reduction occurs on or before November 11, 2016.

(d) Section 5.1(b) and (e) of the Credit Agreement are hereby deleted and replaced as follows:

(b) Financial Statements. As soon as available and in any event within 45 days after the end of the first three fiscal quarters and within 75 days after the end of each fiscal year (except if Liquidity at any time is less than $10,000,000.00 at which time within 30 days of the end of each month), a Company prepared balance sheet and income statement prepared for that period and for the year-to-date period then ended, prepared, if requested by Wells Fargo, on a consolidated and consolidating basis to include Company's Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Company's chief financial officer, except for the year-end fiscal month, which will be provided 75 days after year-end.

(e) Supplemental Reports. Monthly (except if Liquidity is at any time less than $10,000,000.00 in which event, bi-weekly), or more frequently if Wells Fargo requests, Wells Fargo's standard form of "daily collateral report", together with receivables schedules, collection reports, and copies of invoices in excess of $500,000.00, shipment documents and delivery receipts for goods sold to account debtors in excess of $500,000.00.

(e) The opening paragraph of Section 5.2 of the Credit Agreement is hereby deleted and replaced as follows:

5.2 Financial Covenants. Company agrees, for any fiscal quarter in which the excess availability under the Borrowing Base plus all of the Company's cash and cash equivalents on deposit with Wells Fargo (collectively "Liquidity") is at any time less than $10,000,000.00 to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions.

(f) Section 5.6(g) of the Credit Agreement is hereby deleted and replaced as follows:

(g) A final, non-appealable arbitration award, judgment, or decree or order for the payment of money in an amount in excess of $5,000,000.00 (which dollar figure shall be $40,000,000.00 with respect to the current dispute between the Company and SEI) which is not insured or subject to indemnity, is entered against Company which is not stayed or appealed within the time provided by applicable law;

(g) Section 5.7 of the Credit Agreement is hereby deleted and replaced as follows:

> **5.7 Dividends and Distributions.** Company shall not declare or pay any dividends (other than dividends payable solely in stock of Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly; provided however, the Company may pay dividends or repurchase stock so long as after giving effect to any such dividend or stock repurchase, there is not less than $60,000,000.00 in Liquidity, which dollar amount shall be reduced to $25,000,000.00 upon the final settlement and payment of the SEI claim.

(h) The definition of "Fixed Charge Coverage Ratio" contained in Exhibit A of the Credit Agreement is hereby deleted and replaced as follows:

> "Fixed Charge Coverage Ratio" means, for any period, the ratio of (i) EBITDA for such period *minus* (a) non-financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period to the extent greater than zero, to (ii) Fixed Charges for such period. The Fixed Charge Coverage Ratio shall be calculated without giving effect to amounts paid to SEI (not to exceed $40,000,000.00 in the aggregate) to settle or pay off current claims and without regard to dividends paid or stock repurchased as permitted in this Credit Agreement.

(i) Exhibit E to the Credit Agreement is hereby deleted and replaced with Exhibit E attached hereto.

2. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

3. [RESERVED]

4. Conditions Precedent.

(a) This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its reasonable discretion:

(i) The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each such Guarantor.

5. Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a) The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

6. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

7. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

8. Release. The Company, and each Guarantor signing the Acknowledgment and Agreement of Guarantors set forth below, hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a "Released Party"), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company or each Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, except to the extent resulting from gross negligence, bad faith or willful misconduct or a material breach by a Released Party of the Credit Agreement or any other Loan Document, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

9. Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all title insurance premiums, fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such premiums, fees, disbursements, costs and expenses.

10. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment and the Acknowledgment and Agreement of Guarantors by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

EMCORE CORPORATION, a New Jersey corporation

By ______________________

Its CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By ______________________

Its Authorized Signatory